Exhibit 3.1

Amendment to Actuant Corporation Amended and Restated Bylaws

The following amendment to the Actuant Corporation Amended and Restated Bylaws has been approved by the Board of Directors and is effective as of January 9, 2009:

The second sentence of Section 3.01 is hereby deleted in its entirety and replaced by the following: “The number of directors of the corporation shall be nine (9).”